Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

	Media Contact:	Lauren C. Steele
VP Corporate Affairs
704-557-4551
	Investor Contact:	David V. Singer
Executive VP & CFO
704-557-4604

FOR IMMEDIATE RELEASE	Symbol: COKE
February 23, 2005	Quoted: The Nasdaq Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Reports Fiscal Year 2004 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated today announced it earned $21.8 million or $2.41 per share for fiscal year 2004. These results compare to $30.7 million or $3.40 per share for fiscal year 2003.

The Company’s net sales grew by approximately 4% in 2004 reflecting flat bottle/can volume, a 3% increase in average revenue per case and higher contract sales to other bottlers. Income from operations in 2004 was $84.3 million which is $1.1 million or 1.3% higher than 2003. Bottle/can volume, net sales and income from operations in 2004 benefited from four additional selling days in 2004 as compared to 2003. Interest expense was up $2.1 million reflecting higher interest rates and interest associated with a state income tax audit, partially offset by lower average debt outstanding. The Company’s effective income tax rate increased from 19% in 2003 to 40% in 2004. The effective income tax rate in 2003 benefited from a number of favorable one-time adjustments.

J. Frank Harrison, III, Chairman and CEO, said, “The Company’s financial performance in 2004 reflects a continuing softness in the largest component of the Company’s business, sugar carbonated soft drinks. The softness in sugar CSDs was only partially offset by strong performance in diet CSDs, water, juice and isotonic beverages. Although volume was soft in 2004, the Company held its income from operations flat with the prior year through a combination of targeted price increases, lower capital spending and expense management.” Mr. Harrison said, “The volume softness we experienced in sugar CSDs is largely a function of shifts in consumer preferences; however, the Company’s success also depends on more impactful innovation and marketing investment from The Coca-Cola Company. I am encouraged with the new leadership at The Coca-Cola Company and believe they are committed to increasing marketing investments and delivering innovation in 2005 to rekindle growth in CSDs.” In closing, Mr. Harrison said, “Although our operating results were essentially flat with last year, we continue to generate strong cash flow, as indicated by the significant $95 million reduction in debt during the year.”

William B. Elmore, President and COO, said, “While we continued to experience softness in our sugar CSD volume, our diet CSD’s and our Fanta flavor line performed quite well. We also experienced solid growth in our noncarbonated portfolio of drinks, led by a 23% increase in

PowerAde. Our Dasani water business also grew at 5% in spite of intensified competitive pricing pressure.” Mr. Elmore also said, “Clearly we are excited about the improved marketing support from The Coca-Cola Company. At the same time, we remain sharply focused on improving our manufacturing, distribution and delivery processes to efficiently support the growing assortment of products and packages.”

Cautionary Information Regarding Forward-Looking Statements.

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements relating to: The Coca-Cola Company’s commitment to increasing marketing investments and delivering innovation in 2005 and the Company’s focus on improving its manufacturing, distribution and delivery processes to efficiently support the growing assortment of products and packages. These statements and expectations are based on the currently available competitive, financial and economic data along with the Company’s operating plans, and are subject to future events and uncertainties. Among the events or uncertainties which could adversely affect future periods are: lower than expected net pricing resulting from increased marketplace competition; changes in how significant customers market our products; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company or other beverage companies; reduced marketing and advertising spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts with The Coca-Cola Company or other beverage companies; the inability of our aluminum can or PET bottle suppliers to meet our demand; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums; lower than anticipated return on pension plan assets; higher than anticipated health care costs; higher than expected fuel prices; unfavorable interest rate fluctuations; adverse weather conditions; terrorist attacks, war or other civil disturbances; changes in financial market and changes in the Company’s public debt ratings. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 33 and 34 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands (Except Per Share Data)

	Fiscal Year
	2004	2003
Net sales	$1,256,482	$1,210,765

Cost of sales*	656,272	626,598

Gross margin	600,210	584,167

Selling, delivery and administrative expenses*	441,946	421,306
Depreciation expense	70,798	76,485
Amortization of intangibles	3,117	3,105

Income from operations	84,349	83,271

Interest expense	43,983	41,914
Minority interest	3,816	3,297

Income before income taxes	36,550	38,060
Income taxes	14,702	7,357

Net income	$21,848	$30,703

Basic net income per share	$2.41	$3.40

Diluted net income per share	$2.41	$3.40

Weighted average number of common shares outstanding	9,063	9,043

Weighted average number of common shares outstanding – assuming dilution	9,063	9,043

*	Excludes depreciation expense